UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2026

REPOSITRAK, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	001-34941	37-1454128
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5282 South Commerce Drive, Suite D292, Murray, Utah84107
(Address of principal executive offices)

(435) 645-2000
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.01 per share	TRAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2026 (the “Closing Date”), ReposiTrak, Inc. (the “Company”) entered into Stock Purchase Agreements with William Bartels (“Bartels”) and WHB Services, Inc. Incentive Savings Plan and Trust  (“WHB”) (together, the “Agreements”). Under the terms of the Agreements, on the Closing Date, the Company is to be issued an aggregate of 4,709,837 shares of common stock (the “SPAR Shares”) of SPAR Group, Inc., a Delaware corporation (“SPAR Group”). Aggregate contingent consideration due under the Agreements on the Closing Date by the Company for the SPAR Shares is approximately $3.3 million consisting of (i) a previously paid non-refundable deposit of $100,000 (the “Deposit”); (ii) $139,883 to be paid upon delivery to the Company of the SPAR Shares held by William Bartels; (iii), $485,118 to be paid upon delivery to the Company of the SPAR shares held by WHB; and (iv) the issuance of the Note, as defined below.

The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 1, 2026, the Company issued to Bartels an unsecured promissory note in the principal amount of $2,571,885 (the “Note”) in consideration for the issuance of the SPAR Shares.  The Note bears interest at 6.0% per annum and matures on the fourth anniversary of its issuance. Principal is payable in annual cash installments of $725,000, together with all accrued and unpaid interest, on each of the first three anniversaries of the Note, with the remaining outstanding principal and accrued interest due at maturity on July 1, 2030. The Note may be prepaid at any time without premium or penalty and contains customary events of default, including payment defaults and bankruptcy events. Upon an event of default, the holder may accelerate all outstanding amounts due under the Note. The Note also provides for automatic acceleration upon certain change-of-control transactions involving the Company or upon the sale of substantially all of the Company’s assets. In addition, amounts remaining outstanding become payable to the seller’s designated heirs or beneficiaries within sixty (60) days following the seller’s death.

The Note bears interest at 6.0% per annum and matures on the fourth anniversary of its issuance. Principal is payable in annual cash installments of $725,000, together with all accrued and unpaid interest, on each of the first three anniversaries of the Note, with the remaining outstanding principal and accrued interest due at maturity on July 1, 2030. The Note may be prepaid at any time without premium or penalty and contains customary events of default, including payment defaults and bankruptcy events. Upon an event of default, the holder may accelerate all outstanding amounts due under the Note. The Note also provides for automatic acceleration upon certain change-of-control transactions involving the Company or upon the sale of substantially all of the Company’s assets. In addition, amounts remaining outstanding become payable to the seller’s designated heirs or beneficiaries within sixty (60) days following the seller’s death.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the Note, a copy of which is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

Item 8.01 Other Events.

The Agreements provide that the Company is acquiring the SPAR Shares, defined above, for investment purposes and do not provide the Company with contractual rights to direct the management or operations of SPAR Group. Bartels and WHB may be considered affiliated entities. Prior to the Closing Date, Bartels and WHB beneficially owned in excess of five percent (5%) of the outstanding common stock of SPAR Group. Following the delivery of the SPAR Shares to the Company, the Company will beneficially own 31.3% of the outstanding common stock of SPAR Group.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Stock Purchase Agreement dated July 1, 2026, by and between ReposiTrak, Inc. and William Bartels.
10.2	Stock Purchase Agreement dated July 1, 2026, by and between ReposiTrak, Inc. and WHB Services, Inc. Incentive Savings Plan and Trust.
10.3	Promissory Note dated July 1, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPOSITRAK, INC.

By:	/s/ John R. Merrill
John R. Merrill
Chief Financial Officer Date: July 8, 2026